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                                                      EXHIBIT 11.1

                    CONSECO, INC. AND SUBSIDIARIES
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              COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                              (unaudited)

                                                                       Three months
                                                                      ended March 31,
                                                                 _________________________
                                                                 1995                 1994
                                                                 ____                 ____
   Shares outstanding, beginning of period                     22,184,850          25,311,773

   Weighted average shares issued (acquired) during
       the period:
         Treasury stock acquired                               (1,482,542)         (1,396,021)
         Exercise of stock options                                 26,169           2,977,213
         Common equivalent shares related to:
            Stock options at average market price                 692,756             995,079
            Employee stock plans                                  408,843             416,312
                                                              ___________         ___________
   Weighted average primary shares outstanding                 21,830,076          28,304,356
                                                              ===========         ===========

   Net income for primary earnings per share:
    Net income as reported                                    $24,422,000         $80,144,000
    Less preferred stock dividends                             (4,607,000)         (4,672,000)
                                                              ___________         ___________
   Net income for primary earnings per share                  $19,815,000         $75,472,000
                                                              ===========         ===========
   Net income per primary common share                              $ .91               $2.67
                                                                    =====               =====

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